UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐            Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Crown Castle Inc.

(Name of Registrant as Specified in Its Charter)

BOOTS PARALLEL 1, LP

BOOTS, LP

BOOTS GP, LLC

BOOTS CAPITAL MANAGEMENT, LLC

4M MANAGEMENT PARTNERS, LLC

4M INVESTMENTS, LLC

WRCB, L.P.

CHARLES CAMPBELL GREEN III

DAVID P. WHEELER

THEODORE B. MILLER, JR.

TRIPP H. RICE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

Boots Capital Management, LLC (“Boots Capital”), together with the other Participants named herein (“Boots”), have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of their slate of director nominees at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) of Crown Castle Inc., a Delaware corporation (“Crown Castle” or the “Corporation”).  From time to time, Crown Castle and the other participants named herein may refer shareholders of the Corporation to such materials reproduced herein, recent articles or other materials.

On May 7, 2024, Boots Capital issued a press release announcing its mailing of a letter to the Corporation’s shareholders. A copy of the press release and the shareholder letter is posted to the Boots Capital campaign website at www.RebootCrownCastle.com and is set forth below.

Boots Capital Sends Letter to Shareholders Highlighting Crown Castle Board's Failures to Deliver Promised Changes While Presiding Over a Decade of Underperformance

Boots Capital's Highly Qualified Nominees Have the Tower Industry Experience and Operational Skillset Required to Correct the Board's Missteps and Restore Shareholder Value

Reaffirms Boots Capital's Plan to Optimize Fiber Assets and Tower Business, Restore Operational Excellence, and Create Long-Term Value for Crown Castle Shareholders

Urges Shareholders to Vote the GOLD Proxy Card "FOR" Boots Capital's Four Highly Qualified Director Nominees – Ted Miller, Charles Green, David Wheeler, and Tripp Rice – and "WITHHOLD" on ALL Crown Castle Nominees

HOUSTON, May 7, 2024 /PRNewswire/ -- Boots Capital Management, LLC ("Boots Capital"), an investment vehicle led by Ted B. Miller, co-founder and former Chief Executive Officer of Crown Castle Inc., (NYSE: CCI) ("Crown Castle" or the "Company"), today sent a letter to Crown Castle shareholders in connection with the Company's upcoming Annual Meeting scheduled for May 22nd, 2024.

The full text of the letter is below and available at www.RebootCrownCastle.com:

May 7, 2024

Dear Fellow Crown Castle Shareholders:

You face an important choice on May 22nd at Crown Castle, Inc.'s 2024 Annual Meeting. You can either:

×     Support the Company's incumbent directors, who are responsible for pursuing a fiber strategy that has cost shareholders more than $22 billion over the past 10 years; or

✓     Vote for Boots Capital's highly qualified nominees – Ted B. Miller, Charles C. Green, David P. Wheeler, and Tripp H. Rice.

Boots Capital's nominees bring a detailed plan to optimize Crown Castle's fiber assets and materially improve its tower operations, go-to-market strategy, and customer innovation. They have the direct, uniquely relevant tower industry experience and forward-looking vision necessary to change the status quo and create long-term value for Crown Castle shareholders.

Despite its numerous strategic and operational missteps and governance failures, the Board wants shareholders to vote for every one of its current Board members. Notably, in all of its materials, the Company has said nothing about the Board and management's abysmal financial performance, why they pursued a capital allocation plan that led to a debt-fueled dividend, or how they let much of the Company's senior-most talent walk out the door with no succession plan. Rather, the only thing this Board can try to do is misrepresent the vast tower industry expertise, experience and skillsets of our nominees and our intentions, while promising the change they have failed to deliver for over a decade. With its repeated strategic failures, poor governance, poor communication and lack of leadership, the Board has proven that it is more focused on entrenchment than complying with its fiduciary duty and cannot be trusted to do the right thing for shareholders. Shareholders should not be fooled.

BOOTS CAPITAL'S NOMINEES HAVE THE OPERATIONAL EXPERTISE, PLAN, AND LEADERSHIP TO RESTORE CCI'S VALUE. CROWN CASTLE'S BOARD HAS REPEATEDLY FAILED SHAREHOLDERS ACROSS MANY FACETS OF THE BUSINESS:

Total Shareholder Return (TSR) Performance

Under the Crown Castle Board:

×     Crown Castle's TSR has performed significantly worse than its two primary tower-company competitors – American Tower Corp. and SBA Communications Corp and the overall market over 10-, 7-, 5-, 3-, 2- and 1-year periods.

×     Across the terms of all of Crown Castle's current directors – including P. Robert Bartolo, Cindy Christy, Ari Fitzgerald, and Kevin Kabat – Crown Castle has significantly underperformed relative to its peers.

Boots Capital's nominees have generated significant value for stakeholders across a variety of tower industry companies:

✓     During Ted Miller's tenure on Crown Castle's Board, the Company's TSR outperformed that of both of its tower peers.

✓     Boots Capital's nominees are proven tower industry executives who collectively have more relevant experience than Crown Castle's entire current Board. Our nominees have collectively co-founded four tower companies globally, including Crown Castle, have held numerous executive, board, and advisory positions at leading tower industry companies managing over 150,000 towers. They have helped to generate significant value for stakeholders as directors and executives in the tower industry as well as at other global public and private companies.

Capital Allocation

Under the Crown Castle Board:

×     The Company has made a series of poor capital allocation decisions, including selling off valuable international assets and investing $22 billion in a misguided fiber strategy that has drastically reduced shareholder returns, relative to its closest peers. Meanwhile, its rivals have not made those capital allocation mistakes and have prospered: over the last 20 years, peers AMT and SBAC's market cap growth is more than 2x and 7x Crown Castle's, respectively.

×     Crown Castle spends over $1 billion annually in capital expenditures related to its fiber business, a segment that has not earned back its weighted average cost of capital.

×     Meanwhile, Crown Castle's core tower business has suffered, with its tower count stagnating at 40,000 for the last decade, as the Board has reallocated a majority of the segment's free cash flow to the underperforming fiber unit.

Boots Capital's nominees have a clearly defined capital allocation strategy.

✓     Our candidates have a comprehensive plan for Crown Castle's fiber carve out (including small cells) that represents months of due diligence, channel checks, interviews throughout the supply chain, and detailed modeling covering all facets of the fiber segment as well as the remaining tower company. It analyzes potential operational, commercial, carve-out, tax, regulatory, capital markets, cash flow, use of proceeds and dividend impacts and is in part informed by dialogue with 25 potential buyers and financing sources to validate our view of actionability and valuation.

✓     Our detailed capital allocation plan outlines how Crown Castle's use of proceeds from a fiber transaction will be used to repay debt, fund stock repurchases, and reinvest in the Company's core tower business.

✓     Furthermore, our plan represents an informed perspective based on decades of experience in the tower industry about how to create long-term shareholder value at Crown Castle as a pure-play tower company.

Dividend Policy

Under the Crown Castle Board:

×     Crown Castle's significant investments in fiber, combined with dividend increases, have forced it to fund the dividend with debt at a time when interest rates are soaring – a clear reflection of the Board's poor capital allocation strategy and imprudent business judgement.

×     Over the last five years, the Crown Castle Board has taken on $4 billion of debt to increase its dividend. The Company does not currently produce cash at a level sufficient to fund its dividends, forcing it to turn to external financing to pay such dividends — a practice that we believe is irresponsible over the long term. Fitch appears to agree, having recently downgraded its outlook for Crown Castle from "Stable" to "Negative".

Boots Capital has solutions to restore a sustainable dividend policy.

✓     We have proposed two approaches to achieving a long-term, sustainable dividend policy: (1) maintain the dividend at its current level with limited incremental borrowing through 2029, or (2) reduce the dividend such that it is paid entirely out of cashflow. Our plan offers the Company and shareholders flexibility that it currently does not have.

✓     Our plan to sell fiber and focus on Crown Castle's tower operations would significantly decrease the Company's capital expenditures, improving cashflow dynamics and the associated dividend profile.

Operational Execution

Under the Crown Castle Board:

×     Crown Castle has become less efficient by expanding its employee headcount far beyond that of its peers. In 2013, the Company operated 29 towers per employee with the same total tower count; today they operate only 18 towers per employee – a 38% decrease in efficiency.

×     The Board oversaw the closing and reopening of Crown Castle's Canonsburg, Pennsylvania facility in less than two months, creating significant employee turmoil at a location with over 1,000 employees.

×     In the last twelve months, the Board has jeopardized Crown Castle's relationship with one of four material tower customers, Dish Wireless, via a failed lawsuit.

×     The Company began a process exploring sale-lease-back transactions for the ground interests underneath Crown Castle's cell towers, potentially risking the Company's control of its own cell towers.

Boots Capital's nominees, unlike the current directors, have the operational expertise to support Crown Castle's new CEO and provide management with a go-forward tower operations plan.

✓     We have a strategic plan backed by hundreds of pages of analysis and findings, including a fully populated data room with a full suite of diligence materials and 25 prospective buyers and financing sources for Crown Castle's fiber business. The Board has chosen not to engage with these materials despite repeated offers and encouragement. We implore shareholders to review our detailed plan, as outlined here.

✓     Our nominees have 50 years of combined tower industry experience, including serving on over 15 global public and private company boards, leading over 25 carveouts and sale leasebacks in 15 countries across 5 continents, that would fill the Board's total void of tower operating expertise. They have also raised billions of dollars from the public and private capital markets and advised on numerous M&A transactions. We bring the vision and capability necessary to execute a value-enhancing strategy that would guide the Company through a complex, mandatory business transformation representing the best path forward for Crown Castle shareholders.

Corporate Governance

Under the Crown Castle Board:

×     The Company's approach to dealing with Elliott and Boots Capital has been filled with blunders and reversals. After entering into a "Cooperation Agreement" with Elliott, the Crown Castle Board was required to change it materially twice. Then, it blundered again by expanding the size of the Board to add the newly appointed CEO in the late stages of a proxy contest, only to then reverse course.

×     The Board failed to implement a timely CEO succession plan – a primary obligation of any board – and spent months conducting a CEO search that only recently concluded. As a result, the Company currently pays the equivalent of three Chief Executive Officers, including paying interim CEO/director Anthony Melone more than $5 million for approximately four months of work.

×     The Board failed to link executive compensation to ROIC metrics, awarding its two most recent CEOs, W. Benjamin Moreland and Jay Brown, with total compensation of $76.7 million and $101.2 million during their respective senior-management tenures with no return on capital performance thresholds.

×     New directors added in recent years have failed to bring promised changes to fiber and the Company's poor performance. After the Company elected three new directors in 2020 under pressure from the first Elliott approach, it did not undergo a strategic review process or adjust overspending on fiber as it had promised. Instead, as a result of the Board's continued inaction, performance has suffered, as has the Company's credibility with shareholders, capital markets, and customers. The numbers speak for themselves: since the 2020 directors were appointed, Crown Castle's TSR is -542% and -153% relative to industry peers AMT and SBAC, respectively.

Boots Capital's nominees will restore proper corporate governance and bring a fiduciary mindset to the Board.

✓     Our nominees collectively bring the shareholder alignment and governance track records to enhance Crown Castle's Board, advisory teams and committees.

✓     In addition to being the co-Founder and former Chairman and CEO of Crown Castle, Mr. Miller has significant experience as a shareholder rights advocate and corporate governance champion. In 2010, he was nominated by Air Products to the board of rival Airgas when it launched an unsolicited takeover attempt. Once elected, Mr. Miller voted against Air Products' unsolicited offer after determining it did not deliver full value to Airgas shareholders – an unprecedented move at the time that proved Mr. Miller's commitment to his fiduciary duty to shareholders. A few years later, Airgas was sold to Air Liquide at a valuation nearly double what Air Products had offered.

✓     Electing our nominees and implementing Boots Capital's strategic plan for the Company's long-term future will send a clear message to the market and to Crown Castle employees that an era of inaction in the face of underperformance and poor corporate governance is coming to an end.

Human Capital

Under the Crown Castle Board:

×     Crown Castle has seen massive executive turnover. Since acquiring its fiber assets, more than fifteen of Crown Castle's top fiber executives have resigned. In just the last three years, the two executives leading Crown Castle's tower segment resigned. The Board's lack of clear leadership and strategic inconsistency are driving talent to leave the Company.

×     In October 2023, Crown Castle announced the departure of its Chief Financial Officer, but that departure was reversed following the retirement of the Company's CEO, Jay A. Brown, which was announced at the end of 2023.

×     In December 2023, the Company cancelled its plans to relocate more than 1,000 employees at the Company's Canonsburg, Pennsylvania corporate campus, which had been announced just two months prior.

Boots Capital's nominees will stop the brain drain and stabilize Crown Castle's leadership.

✓     We believe our detailed, actionable plan for the near and long-term future of the Company will help stop the 'brain drain' of executive departures and restore stability to Crown Castle's leadership while instilling confidence in its employees, customers, stockholders, and other stakeholders.

✓     If elected, our nominees would work diligently to support Mr. Moskowitz in his new role as President and CEO of the Company, as well as the rest of the Board and the Company's management, during a period of major transformation that will reset the Company's culture and bolster employee morale.

Shareholder Engagement

Under the Crown Castle Board:

×     Boots Capital has repeatedly tried to reach an agreement with the Board. Yet all of our efforts have been met with a combination of apparently pretextual meetings, where Crown Castle appeared to be in "listen only" mode, and hardball tactics coupled with total rejection under the spurious claim that the Boots Capital nominees lack the "relevant expertise and experience" to add value to the Board. In fact, our nominees bring unrivaled tower industry expertise and experience crucial to lead and execute significant change at Crown Castle.

Boots Capital has engaged in over seven months of dialogue with Crown Castle's largest shareholders and potential buyers.

✓     Since August 2023, Boots Capital has signed NDAs with 25 potential fiber buyers and financing sources in connection with the parties reviewing our analysis. Most importantly for Crown Castle shareholders, these parties have already conducted due diligence by leveraging our work, thereby accelerating the review of the assets during any formal sale process initiated by the Company.

✓     Over the past seven + months, we have engaged in dialogue with Crown Castle's major shareholders. If elected, our nominees would bring a much-needed shareholder mindset to Crown Castle's Board.

CROWN CASTLE'S BOARD MUST BE HELD ACCOUNTABLE FOR A DECADE OF UNDERPERFORMANCE.

WE URGE YOU TO VOTE "FOR" BOOTS CAPITAL'S FOUR HIGHLY QUALIFIED NOMINEES TED B. MILLER, CHARLES C. GREEN, DAVID P. WHEELER, AND TRIPP H. RICE USING THE GOLD PROXY CARD TODAY AND "WITHHOLD" ON CROWN CASTLE NOMINEES ARI Q. FITZGERALD, CINDY CHRISTY, P. ROBERT BARTOLO, AND KEVIN T. KABAT.

We are asking for your support to help us create long-term, sustainable value at Crown Castle. We urge you to protect the value of your investment and vote the GOLD proxy card today. With your vote, we will be one step closer to ensuring Crown Castle is on a better path to creating lasting shareholder value.

Please vote "FOR" Boots Capital's Nominees on the GOLD proxy card TODAY.

You can vote by Internet or by signing and dating the enclosed GOLD proxy card or GOLD voting instruction form and mailing it in the postage paid envelope provided. We urge you NOT to vote using any white proxy card or voting instruction form you receive from Crown Castle. Please discard the white proxy card.

If you have any questions about how to vote your shares, please contact our proxy solicitor, Morrow Sodali, by telephone 1-800-662-5200 or 203-658-9400 or email at Boots@info.morrowsodali.com.

We thank you for your support.

Sincerely,

Ted Miller                 Chuck Green                           David Wheeler                      Tripp Rice

INVESTOR AND MEDIA CONTACTS

Investors:

Morrow Sodali LLC

Paul Schulman/William Dooley/Jonathan Eyl

By Phone: 1-800-662-5200 or 203-658-9400

By Email: Boots@info.morrowsodali.com

Media:

Jonathan Gasthalter/Nathaniel Garnick/Grace Cartwright

Gasthalter & Co.

By Phone: 212-257-4170

By Email: bootscapital@gasthalter.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe the Participants’ (as defined below) objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Boots Capital (as defined below) or any of the other Participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Boots Capital or the other Participants that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Boots Capital nor any Participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Boots Capital and the other Participants do not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are Boots Parallel 1, LP, Boots, LP, Boots Capital Management, LLC (“Boots Capital”), Boots GP, LLC, 4M Management Partners, LLC, 4M Investments, LLC, WRCB, L.P., Theodore B. Miller, Jr. and Tripp H. Rice (collectively, the “Boots Parties”); and Charles Campbell Green III and David P. Wheeler (together with Mr. Miller and Mr. Rice, the “Boots Nominees,” and together with the Boots Parties, the “Participants”).

Boots Capital and the other Participants have filed a definitive proxy statement and accompanying GOLD proxy card (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 22, 2024 to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of stockholders of Crown Castle Inc., a Delaware corporation (“Crown Castle” or the “Corporation”).

IMPORTANT INFORMATION AND WHERE TO FIND IT

BOOTS CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF CROWN CASTLE TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY BOOTS CAPITAL AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV AND AT BOOTS CAPITAL’S WEBSITE AT WWW.REBOOTCROWNCASTLE.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE CORPORATION’S STOCKHOLDERS. STOCKHOLDERS MAY ALSO DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW SODALI LLC, 430 PARK AVE., 14TH FLOOR, NEW YORK, NEW YORK 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: (800) 662-5200).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.